AMENDMENT TO THE
VRDP SHARES REMARKETING AGREEMENT
AMENDMENT TO THE VRDP SHARES REMARKETING AGREEMENT dated as of February 12, 2020 (this “Amendment”)
BETWEEN:
(1) BlackRock New York Municipal Bond Trust, a closed-end investment company organized as a Delaware statutory trust, as issuer (the “Fund”); and
(2) BofA Securities, Inc. (formerly, Merrill Lynch, Pierce, Fenner & Smith Incorporated), a Delaware corporation, including its successors and assigns, as remarketing agent (the “Remarketing Agent”) and, to the extent provided herein, in its individual capacity.
WHEREAS:
The Fund issued its Series W-7 Variable Rate Demand Preferred Shares (the “VRDP Shares”) pursuant to the Statement of Preferences;
The Fund entered into the VRDP Shares Remarketing Agreement with the Remarketing Agent, dated as of March 15, 2019 (the “VRDP Shares Remarketing Agreement”), relating to the VRDP Shares; and
The Fund and the Remarketing Agent wish to amend the confidentiality provision of the VRDP Shares Remarketing Agreement as set forth herein.
NOW, THEREFORE, in consideration of the respective agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS

Any capitalized terms used in this Amendment but not defined herein shall have the meanings given to such capitalized terms in the VRDP Shares Remarketing Agreement

ARTICLE II.
MODIFICATIONS TO THE VRDP SHARES REMARKETING AGREEMENT
SECTION 2.01 Confidentiality.
The second and third paragraphs of Section 27 of the VRDP Shares Remarketing Agreement are hereby deleted in their entirety and replaced with the following:

Each party agrees to hold all Confidential Information in confidence, that it will not disclose any Confidential Information to any Person, other than (i) directors, trustees, officers, employees, agents or representatives (including those of a legal nature) (collectively, the “Representatives”) or (ii) any affiliates of such party (including the Representatives of any such affiliates), who have a need to know such information in connection with the transactions contemplated by this Agreement or any other Related Document (the “Transactions”), and that it will not use any such Confidential Information for purposes other than in connection with the Transactions. Notwithstanding the restrictions listed in the preceding sentence, copies of the Related Documents, Remarketing Memorandum or Remarketing Materials may be distributed to prospective investors in tender option bond trusts (or similar investment vehicles) into which the VRDP Shares have or may be deposited for the purpose of such investor’s evaluation of an investment in such tender option bond trust (or similar investment vehicle). For the avoidance of doubt, any Rating Agency rating the VRDP Shares at the request of the Fund shall not be deemed to be a Representative for purposes of this Section 27 and will not be subject to the obligations of this Section 27. Each party agrees to inform its Representatives and affiliates, and cause its affiliates to inform the Representatives of such affiliates, of the confidential and valuable nature of the Confidential Information and of its obligations under this Section 27. Each party shall be responsible and liable for any breach of this Section 27 by its Representatives, affiliates and Representatives of its affiliates. Each party agrees to use reasonable care and implement reasonable controls, but in all events at least the same degree of care and controls that it uses to protect its own confidential and proprietary information of similar importance, to prevent the unauthorized use, disclosure or availability of Confidential Information.

It is understood and agreed that no information shall be within the protection of this Section 27 where such information: (a) is or becomes publicly available through no fault of either party, its Representatives, its affiliates or the Representatives of such affiliates, (b) is authorized to be released by the disclosing party, (c) is rightly obtained from a third party, who, to the receiving party’s knowledge, is not under obligation of confidentiality, (d) is required to be disclosed as a matter of law or legal process or (e) is made available to any regulatory body. Furthermore, the obligations of confidentiality set out in this Section 27 shall not extend to Confidential Information that is disclosed to Holders or Beneficial Owners or potential Holders or Beneficial Owners, in each case in their capacity as such, in the Remarketing Memorandum or the Remarketing Materials, in notices to Holders or Beneficial Owners pursuant to one or more of the Related Documents or pursuant to the Fund’s or the Liquidity Provider’s informational obligations under Rule 144A(d)(4) or other reporting obligation of the Securities and Exchange Commission.

The following are added as the sixth and seventh paragraphs of Section 27 of the VRDP Shares Remarketing Agreement:

The Liquidity Provider and its affiliates will not be precluded in any manner or in any way from providing, arranging or participating in any financing for, providing advisory or other services to third parties in, or acting as a principal in, transactions which may involve the Fund or any other party; provided that, the Liquidity Provider and its affiliates do not disclose any Confidential Information in connection therewith.

Notwithstanding anything to the contrary contained in this Agreement or any other express or implied agreement to the contrary, each party (and its Representatives and affiliates) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of an investment in the VRDP Shares and all materials of any kind that are provided to the party relating to such tax treatment and tax structure (as such terms are defined in U.S. Treasury regulation section 1.6011-4).

ARTICLE III.
MISCELLANEOUS
SECTION 3.01 Governing Law.
This Amendment shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflict of laws principles that would require the application of the laws of another jurisdiction.
THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AMENDMENT OR ANY MATTERS CONTEMPLATED HEREBY.
SECTION 3.02 Waiver of Jury Trial.
The Fund and the Remarketing Agent hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Amendment.
SECTION 3.03 Successors and Assigns.
The rights and obligations of the Fund hereunder may not be assigned or delegated to any other person without the prior written consent of the Remarketing Agent and the Liquidity Provider. The rights and obligations of the Remarketing Agent hereunder may not be assigned or delegated to any other person without the prior written consent of the Fund and the Liquidity Provider. This Amendment shall inure to the benefit of and be binding upon the Fund and the Remarketing Agent and their respective permitted successors and assigns, and, subject to Section 24 of the VRDP Shares Remarketing Agreement, will not confer any benefit upon any other person, partnership, association or corporation other than persons, if any, controlling any Remarketing Agent within the meaning of Section 15 of the Securities Act, or Section 20 of the Exchange Act, or any Indemnified Person to the extent provided in Section 10 of the VRDP Shares Remarketing Agreement. As used in this Section 3.03, the terms “successors” and “assigns” shall not include any purchaser of VRDP Shares merely because of such purchase.
SECTION 3.04 Counterparts.
This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
SECTION 3.05 Benefits.
Nothing herein, express or implied, shall give to any person, other than the Fund, the Remarketing Agent and their respective permitted successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder, provided, however, that the Liquidity Provider shall be an express third party beneficiary hereunder with respect to any notices required to be delivered to it hereunder and with respect to the representations, warranties and covenants of the Fund. Without limiting the generality of the foregoing, no Holder or Beneficial Owner (or their Agent Member) of VRDP Shares shall have or be deemed to have any right in respect of, or shall in any event be entitled to enforce or to seek recourse against any person in respect of, any provision of this Agreement, and any and all rights of holders of VRDP Shares or obligations of the Fund in respect thereof arise only under and as governed solely by the Agreement and Declaration of Trust, Statement of Preferences and by-laws as they are in effect from time to time.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BlackRock New York Municipal Bond Trust, as Issuer

By:  /s/ Jonathan Diorio
Name: Jonathan Diorio
Title: Vice President

BofA Securities, Inc. (formerly, Merrill Lynch, Pierce, Fenner & Smith Incorporated),
as Remarketing Agent

By:  /s/ Thomas Visone
Name: Thomas Visone
Title: Authorized Signatory